Exhibit 99.1

WorldQuest Networks Sells Money-Transfer Subsidiary
To Private Company For $1.5 million

DALLAS – July 28, 2004 – WorldQuest Networks, Inc. (NASDAQ: WQNI), an international Internet telephony company, today reported the sale of its money-transfer subsidiary, Cash2India, to focus more resources on its core VOIP telephony business.

The Cash2India subsidiary was sold to a private company for approximately $1.5 million. Under the terms of the deal, WorldQuest received $852,000 in cash, an interest-bearing note in the amount of $700,000, and equity in the acquiring company. The cash payment included consideration for $352,000 in working capital associated with Cash2India at the time of the sale.

“This transaction fits our strategy of focusing resources on WorldQuest’s core VOIP telephony business, strengthens our cash position, and further streamlines our company’s overhead,” said B. Michael Adler, founder and Chief Executive Officer of WorldQuest.

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WorldQuest Networks’ operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WorldQuest Networks’ filings with the Securities and Exchange Commission.

About WorldQuest Networks, Inc.

Based in Dallas, WorldQuest Networks, Inc., is an international Internet telephony company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates. WorldQuest’s Web site is www.wqn.com.

For more information contact:
Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com

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